Exhibit 99.1

News Release

Coca-Cola Consolidated CFO Scott Anthony to Retire,
Company Names Matt Blickley as New CFO

CHARLOTTE, January 10, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) announced today that Executive Vice President and Chief Financial Officer (CFO), Scott Anthony, will retire effective March 31, 2025. Mr. Anthony has served as the Company’s CFO since 2018.

The Company also announced that Matthew J. Blickley will assume the role of Executive Vice President and Chief Financial Officer, effective April 1, 2025. Mr. Blickey joined Coca‑Cola Consolidated in 2014 and currently serves as Senior Vice President, Financial Planning and Chief Accounting Officer. He will continue to serve as the Company’s Chief Accounting Officer following this change. During his tenure with the Company, Mr. Blickley has served in a variety of financial roles of increasing responsibility, including Corporate Controller. He is a certified public accountant and began his career with PricewaterhouseCoopers LLP. Mr. Blickley will serve on the Company’s executive leadership team and will report to Dave Katz, President and Chief Operating Officer.

“We are grateful for Scott’s significant contributions over the past six years,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Scott’s deep experience within the Coca-Cola system and strategic leadership were instrumental in our ability to deliver the exceptional financial performance and strong stockholder returns we’ve achieved since 2019. His work in developing talent, evolving our financial systems and his partnership with our business leaders has been invaluable. I want to thank Scott for his commitment to the succession planning process, and we appreciate Scott staying engaged with the Company in a consultancy role following his retirement.”

“I am very pleased to have Matt Blickley succeed Scott as CFO, reflecting our depth of talent and careful succession planning,” said Dave Katz, President and Chief Operating Officer. “I’ve worked closely with Matt over the past decade, and I am confident he is the right leader to take on this important role and continue to deliver on our Purpose, culture and financial success.”

CONTACTS:
Brian K. Little (Media)	Scott Anthony (Investors)
Vice President, Corporate Communications Officer	Executive Vice President & Chief Financial Officer
(980) 378-5537	(704) 557-4633
Brian.Little@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.